Exhibit 99.1

DynCorp International Names Lou Von Thaer Chief Executive Officer
Jim Geisler Appointed Non-Executive Chairman

MCLEAN, Va. (June 22, 2015) - Delta Tucker Holdings, Inc., the parent of DynCorp International, Inc., (“DI”, and together with the Holdings, the “Company”), announced today that it has named Lewis F. Von Thaer chief executive officer (CEO).
“We are delighted to have Lou Von Thaer lead the Company going forward,” said Chan Galbato, lead director of Delta Tucker Holdings, Inc. “Lou brings a track record of success and deep knowledge of adjacent markets. Lou’s talents will be additive to an already strong management team.”
Von Thaer replaces Jim Geisler, who served as interim CEO since August 2014. Geisler will continue working with DI as non-executive chairman of the Board of Directors.
Von Thaer joins DI after serving as president of the National Security Sector at Leidos where he was responsible for leading the company's efforts in intelligence, surveillance, and reconnaissance (ISR), cyber, logistics, and systems solutions. Before joining Leidos in 2013, he worked in several leadership positions with General Dynamics including corporate vice president and president of General Dynamics Advanced Information Systems. There he managed several aspects of the company’s performance, as well as acquisition integration.
Von Thaer brings more than 30 years of experience in the government, engineering, intelligence and contracting space. He holds a bachelor's degree in electrical engineering from Kansas State University and a master's degree in electrical engineering from Rutgers University. Von Thaer also serves as a member of the Defense Science Board, National Intelligence University Foundation, National Defense Industry Association (NDIA) and is a member of the Executive Leadership Team for the American Heart Association’s annual Heart Walk.
“DI is a great company whose work around the world truly does make a difference,” said Von Thaer. “I am honored and excited to take on this new role and lead DI in reaching its goals.”
Galbato also stated, “I want to thank Jim Geisler for serving as interim CEO. Jim led the Company through a difficult period, building a now solid platform. The Board of Directors selected Lou to continue what Jim started and lead the Company to long-term success.”
“It was an honor to lead the DI team,” said Geisler. “I look forward to my continued role as non-executive Chairman of the Board serving closely with Lou.”
About DynCorp International
DynCorp International is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on more than six decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit our blogs or follow DynCorp International on Twitter.

Contact: Beatrice-Madonna Livioco, beatrice-madonna.livioco@dyn-intl.com, 571-722-0270